July 29, 1996



FOR INFORMATION CONTACT                     FOR IMMEDIATE RELEASE
Eldorus Maynard,
 Chairman and Chief Executive Officer


            PEEKSKILL FINANCIAL CORPORATION ANNOUNCES
                     STOCK REPURCHASE PROGRAM

     Peekskill, New York -- Peekskill Financial Corporation
(NASDAQ: "PEEK"), the holding company for First Federal Savings
Bank, announced the Company has received a waiver from the Office of Thrift Supervision to repurchase up to 4% of its outstanding shares of common stock in the open market. These shares will be purchased at prevailing market prices from time to time over a six-month period depending upon market conditions.

     Eldorus Maynard, Chairman and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, First Federal Savings Bank. Mr. Maynard stated that, "We believe the repurchase of our shares is an attractive investment opportunity which will benefit the Company and its stockholders."

     The Company was organized in 1995 to act as the holding company of the Bank. The Bank, with headquarters in Peekskill, New York, primarily serves the communities in its market area through its three full service branches.

     At June 30, the Company had consolidated total assets of $191.3 million and stockholders' equity of $59.8 million.